                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                        Health Management Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                        HEALTH MANAGEMENT SYSTEMS, INC.
                             401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016

       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 9, 1999

     The Annual Meeting of Shareholders of Health Management Systems, Inc. (the "Company") will be held at the offices of the Company, 401 Park Avenue South, New York, New York, on March 9, 1999 at 11:00 a.m., Eastern Standard Time, for the following purposes:

     1. To elect one director to serve a one-year term expiring at the annual meeting in 2000 and to elect four directors to serve for two-year terms expiring at the annual meeting in 2001 and until their successors are elected and qualified;

     2. To consider and take action on a proposal to adopt the 1999 Long-Term Incentive Stock Plan;

     3. To consider and take action on the ratification of the selection of KPMG LLP as the Company's independent certified public accountants for 1999; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on January 19, 1999 will be entitled to receive notice of and to vote at the meeting.

     Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend, WE URGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND THEN COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. It is important that your shares be represented at the meeting by virtue of your executed proxies should you be unable to attend the meeting in person. Your promptness in responding will assist us to prepare for the meeting and to avoid the cost of a follow-up mailing. If you receive more than one form of proxy because you own shares registered in different names or at different addresses, each form of proxy should be completed and returned.

                                          Sincerely,

                                          /s/ Felice Blanco
                                          FELICE BLANCO
                                          Secretary

February 8, 1999

                        HEALTH MANAGEMENT SYSTEMS, INC.
                             401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016

                                PROXY STATEMENT

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 9, 1999

                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of Health Management Systems, Inc., a New York corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at its Annual Meeting of Shareholders (the "Meeting"). The Meeting is scheduled to be held on Tuesday, March 9, 1999, at 11:00 a.m., Eastern Standard Time, at the offices of the Company, 401 Park Avenue South, New York, New York, and at any adjournments thereof. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed form of proxy will commence on or about February 8, 1999.

     At the Meeting, shareholders will be asked to vote upon: (1) the election of five directors; (2) the adoption of the Company's 1999 Long-Term Incentive Stock Plan; (3) the ratification of the selection of independent certified public accountants for 1999; and (4) such other business as may properly come before the Meeting and at any adjournments thereof.

VOTING RIGHTS AND VOTES REQUIRED

     The close of business on January 19, 1999 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, the Company had outstanding and entitled to vote 17,305,321 shares of common stock, par value $0.01 per share (the "Common Stock").

     A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held.

     Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The five candidates receiving the highest number of votes will be elected. In tabulating the votes, votes withheld in connection with the election of one or more nominees and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

     Approval of the adoption of the Company's 1999 Long-Term Incentive Stock Plan will be determined by a majority of the votes cast at the Meeting. In determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote thereat will be required to ratify the selection of the Company's independent certified public accountants and to adopt any shareholder proposal duly presented at the Meeting. In determining whether these proposals have received the requisite number of affirmative votes, abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

VOTING OF PROXIES

     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Meeting as specified in the proxy. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under "Election of Directors", FOR the adoption of the Company's 1999 Long-Term Incentive Stock Plan, and FOR the ratification of the selection of independent certified public accountants.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised by written notice to the Secretary of the Company, by timely notice of a properly executed proxy bearing a later date delivered to the Company, or by voting in person at the Meeting.

SOLICITATION OF PROXIES

     The Company will bear the cost of this solicitation, including amounts paid to banks, brokers, and other record owners to reimburse them for their expenses in forwarding solicitation material regarding the Meeting to beneficial owners of Common Stock. The solicitation will be by mail, with the material being forwarded to the shareholders of record and certain other beneficial owners of Common Stock by the Company's officers and other regular employees (at no additional compensation). Such officers and employees may also solicit proxies from shareholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Meeting.

     ChaseMellon Shareholder Services, L.L.C. has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Meeting.

                      MATTERS SUBJECT TO SHAREHOLDER VOTE

1.  ELECTION OF DIRECTORS

     Pursuant to the Company's by-laws, the Board of Directors of the Company is currently divided into two classes, with one class standing for election each year for two-year terms. The terms of five directors, including one director appointed in 1998 to replace a director who resigned during the year, will expire at the Meeting. Accordingly, the term of one of the five nominees listed below, if elected at the Meeting, will expire at the 2000 annual meeting and the terms of four of the five nominees listed below, if elected at the Meeting, will expire at the 2001 annual meeting. The terms of the other current directors listed below will expire at the 2000 annual meeting.

     The one person designated by the Board of Directors as nominee for election as director with a term expiring at the 2000 annual meeting is Randolph G. Brown. The four persons designated by the Board of Directors as nominees for election as directors with terms expiring at the 2001 annual meeting are Paul J. Kerz, William W. Neal, Ellen A. Rudnick, and Richard H. Stowe.

     Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the five nominees, one nominee to serve for a one-year term expiring at the 2000 annual meeting, and four nominees to serve for two-year terms expiring at the 2001 annual meeting, and in each case until their successors are elected and qualified. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

The Board of Directors expects that each nominee named in the following table will be available for election.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

                                                                                             SERVED AS
                                       POSITION WITH THE COMPANY                             DIRECTOR
                NAME                   OR PRINCIPAL OCCUPATION                                 FROM
                ----                   -------------------------                             ---------
Nominee for director for a one-year term ending in 2000:
Randolph G. Brown....................  Independent business consultant                         1998

Nominees for director for two-year terms ending in 2001:
Paul J. Kerz.........................  Chairman, President and Chief                           1974
                                       Executive Officer of the Company
William W. Neal......................  Managing Principal of Piedmont Venture Partners, an     1989
                                       investment firm
Ellen A. Rudnick.....................  Chairman of Pacific Biometrics, Inc., a                 1997
                                       biotechnology company
Richard H. Stowe.....................  General Partner of Welsh, Carson, Anderson & Stowe      1989
                                       ("WCAS"), an investment firm

Directors continuing in office until 2000:
Robert V. Nagelhout..................  Executive Vice President and Chief Operating Officer    1996
                                       of the Company
Galen D. Powers......................  Senior Founder and President of Powers, Pyles,          1992
                                       Sutter & Verville, P.C., a law firm
Donald J. Staffa.....................  Senior Vice President of the Company                    1996

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company as of January 19, 1999:

NAME                                                         POSITION
----                                                         --------
Paul J. Kerz.........................  Chairman, President and Chief Executive Officer, and
                                       Director
Robert V. Nagelhout..................  Executive Vice President and Chief Operating Officer,
                                       and Director
Donald J. Staffa.....................  Senior Vice President and Director
Thomas J. Kazamek....................  Senior Vice President
Lewis D. Levetown....................  Vice President
Randolph G. Brown....................  Director
William W. Neal......................  Director
Galen D. Powers......................  Director
Ellen A. Rudnick.....................  Director
Richard H. Stowe.....................  Director

     PAUL J. KERZ, 57, a founder of the Company, has been its Chairman, President and Chief Executive Officer, and a director since the Company's inception in 1974. Mr. Kerz has also served as Acting Chief Financial Officer of the Company since March 1998. From 1970 until 1973, he served as Senior Vice President of Finance and Chairman of the Management Review Committee of the New York City Health and Hospitals Corporation. Prior to 1970, Mr. Kerz served in various capacities in state and federal Bureaus of the Budget.

     ROBERT V. NAGELHOUT, 44, serves as President of Health Care microsystems, Inc. ("HCm"), a position he held since HCm's acquisition by the Company in February 1995, and became the Company's Executive Vice President and Chief Operating Officer effective November 1997. Prior to co-founding HCm in 1983, he served as a consultant at Ernst & Whinney (now Ernst & Young).

     DONALD J. STAFFA, 53, has served as Senior Vice President in charge of the Transfer Payment Services Division of the Company since November 1997. Prior to that time, Mr. Staffa had served as Senior Vice President of Operations since October 1994; he continues to serve as President of Quality Medi-Cal Adjudication, Incorporated ("QMA"), a position he has held since QMA's acquisition by the Company in 1990. From 1989 until September 1994, he served as Vice President in charge of the Company's California operations, and from 1981 through 1988 served as Vice President of Operations of the Company. From 1979 to 1981, Mr. Staffa was the President of Western Bradford Trust Company, a division of Bradford National Corporation, which he joined in 1975.

     THOMAS J. KAZAMEK, 40, joined HCm in 1984 and currently holds the position of Senior Vice President in charge of the Company's Software Systems and Services Division. Prior to joining HCm, Mr. Kazamek was a Supervisor of the National Systems Group of Ernst & Whinney (now Ernst & Young).

     LEWIS D. LEVETOWN, 56, has been Vice President of Human Resources of the Company since 1988. From 1982 until he joined the Company, he was Senior Vice President, Human Resources for Automated Data Processing, Inc. ("ADP").

     RANDOLPH G. BROWN, 56, was appointed a director of the Company in May 1998. Mr. Brown has been an independent business consultant since November 1996. From July 1987 through October 1996, Mr. Brown served in various senior executive capacities, including President and Chief Executive Officer and Chairman, for Medaphis Corporation, a provider of accounts receivable management services to hospital-affiliated physicians and hospitals. From 1978 through 1987, Mr. Brown was employed in various management positions by Humana, Inc., a provider of managed healthcare products and services through the operation of health maintenance organizations and preferred provider organizations.

     WILLIAM W. NEAL, 66, has been Managing Principal of Piedmont Venture Partners since its inception in July 1996. From 1989 to April 1996, he served as Chairman and Chief Executive Officer of Broadway and Seymour, a company that provides software and computer systems to the banking industry. From 1985 through July 1989, he was a partner of WCAS. Mr. Neal was Senior Vice President-Marketing of ADP from 1984 to 1985 and a Group President of ADP from 1982 to 1984. He served as a director of ADP from 1982 until 1985.

     GALEN D. POWERS, 62, is the senior founder and has served as President of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, since he founded the firm in 1983. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration and has served as a director and the President of the National Health Lawyers Association.

     ELLEN A. RUDNICK, 48, since 1992 has served as Chairman of two corporations: Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company, and CEO Advisors, Inc., a privately held consulting firm. From 1990 to 1992, she was President and Chief Executive Officer of Healthcare Knowledge Resources ("HKR"), a privately held healthcare information technology corporation, and subsequently served as President of HCIA, Inc. ("HCIA") following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division.

     RICHARD H. STOWE, 55, has been a general partner of WCAS since 1979. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild Inc.). Mr. Stowe is a director of MedQuist, Inc., a provider of medical record transcription services, New American Healthcare Corporation, an owner of non-urban hospitals, and The Cerplex Group, Inc., a provider of outsourcing services for electronic equipment, and several private companies.

DIRECTORS' FEES

     Commencing Fiscal Year 1999, non-employee directors will be paid $1,500 for each regularly scheduled Board of Directors meeting, $500 for each regularly scheduled committee meeting, and $250 for each special Board of Directors or committee meeting which they attend and will continue to be reimbursed for expenses incurred in attending meetings. Prior to Fiscal Year 1999, non-employee directors did not receive separate cash compensation. Each non-employee director is also granted options annually to purchase 1,500 shares of Common Stock under the Company's 1995 Non-Employee Director Stock Option Plan and may be awarded additional options under the Company's Employee Stock Option and Restricted Stock Purchase Plan. On November 13, 1998, each non-employee director was granted options to purchase 7,500 shares of Common Stock at an exercise price of $6.44 per share under the Company's Employee Stock Option and Restricted Stock Purchase Plan.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during Fiscal Year 1998 and there was one action taken by unanimous written consent. Each director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors, and (b) the committees on which the director served.

     The committees of the Board of Directors consist of an Audit Committee and a Compensation Committee.

     AUDIT COMMITTEE. The Audit Committee recommends to the Board of Directors the annual appointment of independent certified public accountants with whom the Committee reviews audit fees, the scope and timing of the audit, the adequacy of internal controls, and any other services rendered. The functions of the Audit Committee also include review of corporate compliance and related matters. The Audit Committee is comprised of Messrs. Powers and Brown. Mr. Brown was elected a committee member in September 1998 to replace Mr. Stowe who had resigned. The Audit Committee held four meetings during Fiscal Year 1998.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and recommends the compensation and bonuses of the executives of the Company. The Compensation Committee also administers the Company's Stock Option and Restricted Stock Purchase Plan, Employee Stock Purchase Plan, and 1995 Non-Employee Director Stock Option Plan. The Compensation Committee is comprised of Messrs. Neal and Stowe and held four meetings during Fiscal Year 1998.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules issued thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required, the Company believes that during Fiscal Year 1998, all of its executive officers and directors complied with the requirements of Section 16(a), except that Robert V. Nagelhout, an officer and director of the Company, did not timely file a Form 4 for the month of January 1998 with respect of the sale of 10,000 shares of Common Stock; and Donald J. Staffa, an officer and director of the Company, did not timely file a Form 4 for the month of June 1998 with respect to the sale of 50,000 shares of Common Stock.

ADDITIONAL INFORMATION REGARDING COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS IS PROVIDED ON PAGES 15 THROUGH 19 OF THIS PROXY STATEMENT.

2.  APPROVAL OF PROPOSAL TO ADOPT THE COMPANY'S 1999 LONG-TERM INCENTIVE STOCK
    PLAN

GENERAL

     The Board of Directors is proposing for shareholder approval the Health Management Systems, Inc. 1999 Long-Term Incentive Stock Plan (the "1999 Plan"). The Board recommends approval of the 1999 Plan to replace the Health Management Systems, Inc. Stock Option and Restricted Stock Purchase Plan (the "Prior Plan"), which terminates in May 1999. The primary purposes of the 1999 Plan are
(i) to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract and retain highly competent individuals to serve as officers and other key employees and (ii) to provide a means to encourage stock ownership and proprietary interest by such persons in the Company. Under the 1999 Plan, the Company may grant stock options, stock appreciation rights ("SARs"), or stock awards, as discussed in greater detail below. Awards may be granted singly, in combination, or in tandem and may be evidenced by an agreement that sets forth the terms, conditions, and limitations of such award. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other compensation plan of the Company, including the plan of any entity acquired by (or whose assets are acquired by) the Company. All employees of the Company and its subsidiaries are eligible to participate in the 1999 Plan. Currently, 362 employees participate in the Prior Plan. Reference is made to Exhibit A to this Proxy Statement for the complete text of the 1999 Plan, which is summarized below.

DESCRIPTION OF THE 1999 PLAN

  ADMINISTRATION

     The 1999 Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), which Committee shall consist of at least two members, all of whom shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986 (the "Code").

     The 1999 Plan is intended to provide participants with stock-based incentive compensation that is not subject to the deduction limitations under
Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to its chief executive officer and four most highly compensated executive officers other than the chief executive officer. However, "qualified performance-based compensation" is not subject to the $1 million deduction limit. To qualify as qualified performance-based compensation, the following requirements must be satisfied:
(i) the performance goals are determined by a committee consisting solely of two or more "outside directors;" (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the corporation's shareholders; and (iii) if applicable, the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. As noted above, the Committee will consist solely of "outside directors" for purposes of Section 162(m) of the Code. As a result, and based on regulations issued by the United States Department of the Treasury, certain compensation under the 1999 Plan, such as that payable with respect to stock options and SARs, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the 1999 Plan, such as any restricted stock award which is not subject to a performance condition to vesting, may be subject to such limit.

     Subject to the express provisions of the 1999 Plan, the Committee will have broad authority to administer and interpret the 1999 Plan as it deems necessary and appropriate. This authority includes, but is not limited to, selecting award recipients, establishing award terms and conditions, adopting procedures and regulations governing awards, and making all other determinations necessary or advisable for the administration of the 1999 Plan. The Committee may provide for the transferability of an award, including transfers to immediate family members of a participant. Except with respect to grants to persons who are subject to
Section 16 of the Exchange Act, or who are or are likely to be "covered employees" within the meaning of Section 162(m) of the Code, the Committee may delegate some or all of its authority to administer the 1999 Plan to the Chairman and Chief Executive Officer or another executive officer of the Company.

  AVAILABLE SHARES

     The 1999 Plan authorizes the issuance, in the aggregate, of up to 4,751,356 shares of Common Stock, comprised of 1,383,906 shares under the Prior Plan which were not subject to awards under the Prior Plan as of the Record Date, plus 3,367,450 shares subject to outstanding awards under the Prior Plan as of the Record Date which thereafter lapse, expire or are otherwise terminated without the issuance of such shares; provided, that the number of shares subject to awards that are granted in substitution of awards issued by an entity acquired by (or whose assets are acquired by) the Company will not reduce the number of shares available under the 1999 Plan. To the extent shares subject to outstanding awards under the 1999 Plan are not issued by reason of the expiration, termination, cancellation, or forfeiture of such award or by reason of the tendering or withholding of shares of Common Stock to pay all or a portion of the purchase price, or to satisfy all or a portion of the tax withholding obligations relating to such award, and to the extent shares acquired pursuant to the exercise of an option or other award are repurchased by the Company, then such shares of Common Stock will again be available under the 1999 Plan. In the event of a stock dividend, stock split, merger, consolidation, recapitalization, spin-off, or other similar change or event, the number of available shares may be adjusted, as the Committee in its discretion deems appropriate.

     The maximum number of shares of Common Stock for which awards may be granted to any person in any fiscal year is 150,000.

  CHANGE OF CONTROL

     The Committee may make appropriate adjustments (including acceleration of vesting and settlements of or substitutions for awards) in the event that (i) a person (subject to certain exceptions) becomes the beneficial owner of 20% or more of the voting power of the Company's outstanding stock which may be voted on all matters submitted to shareholders generally, (ii) individuals who immediately after the Meeting constitute the Board of Directors, and any new director whose nomination for election or election is recommended or approved by a majority of the directors who were directors immediately after the Meeting or whose nomination or election was previously so recommended or approved, cease to constitute a majority of the Board of Directors, or (iii) the shareholders approve a reorganization, merger, or consolidation or the Company sells or disposes of all or substantially all of its property and assets (unless the Company's shareholders receive 50% or more of the voting power of the resulting entity) or the Company liquidates or dissolves, or in contemplation of any such event.

  EFFECTIVE DATE, TERMINATION AND AMENDMENT

     If approved by shareholders, the 1999 Plan will become effective as of the date of such approval. No stock options, SARs or other awards may be granted under the 1999 Plan after January 10, 2009, which is the day before the tenth anniversary of the date of the 1999 Plan's adoption by the Board of Directors. The Board of Directors may amend the 1999 Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule, or regulation and provided that no amendment may be made without shareholder approval if such amendment would (i) increase the maximum number of shares of Common Stock available under the 1999 Plan or (ii) effect any change inconsistent with Section 422 of the Code.

  STOCK OPTIONS

     A stock option represents the right to purchase a specified number of shares of Common Stock during a specified period, typically up to ten years, as determined by the Committee. The purchase price per share for each stock option may not be less than 100% of the fair market value on the date of grant; provided, that a stock option granted in substitution of an award granted by an entity acquired by (or whose assets are acquired by) the Company may be granted with a purchase price that preserves the economic value of the award and with respect to a stock option granted retroactively in substitution for an option or SAR, the purchase price per share may be the fair market value on the grant date of the option or SAR. A stock option may be in the form of an incentive stock option or a non-qualified stock option. In the case of an incentive stock option granted to an optionee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiaries, as defined in the Code, the exercise price per share may not be less than 110% of the fair market value on the date of grant and the option may not be exercisable more than five years after the date granted. The shares covered by a stock option may be purchased, in accordance with the applicable award agreement, by cash payment or other method permitted by the Committee, including (i) tendering shares of Common Stock, (ii) authorizing third party exercise transactions, or (iii) any combination of the above.

  SARS

     An SAR represents a right to receive a payment, in cash, shares of Common Stock, or a combination thereof, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the fair market value of such shares on the date the SAR was granted. However, if an SAR is granted retroactively in substitution for a stock option, the fair market value may be the fair market value on the date the stock option was granted. The Committee may grant SARs alone or together with stock options. The Committee has not awarded SARs in the past and has no current intention of making this type of award in the future.

  STOCK AWARDS

     A stock award represents an award made in or valued, in whole or in part, by reference to shares of Common Stock. All or part of a stock award may be payable in shares of Common Stock and may be subject to conditions and restrictions established by the Committee. Such conditions may include, but are not limited to, continuous service with the Company and its subsidiaries and/or the achievement of performance goals. The performance criteria that may be used by the Committee in granting stock awards contingent on performance goals consist of total shareholder return, net sales, operating income, income before taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios, including return on invested capital, return on equity and return on investment, cash flows, market share, or cost reduction goals. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on Company or business unit performance, or on comparative performance with other companies. The Committee has not awarded stock awards in the past and has no current intention of making this type of award in the future.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain federal income tax consequences generally arising with respect to awards under the 1999 Plan.

     A participant will not recognize taxable income at the time a stock option is granted and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

     A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at such time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount will be deductible by the Company as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

     A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at such time. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions will be deductible by the Company as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

     A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time bonus stock (i.e., stock not subject to restriction) is granted in an amount equal to the then fair market value of such stock. This amount will be deductible by the Company as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

     A participant will not recognize taxable income at the time performance restricted units (i.e., stock awards which are subject to performance criteria) are granted and the Company will not be entitled to a tax deduction at such time. Upon the settlement of units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount will be deductible by the Company as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

STOCK PRICE

     On January 19, 1999, the closing price of the Common Stock on the Nasdaq-Amex National Market System was $7.69.

NEW PLAN BENEFITS

     As of the date of this Proxy Statement, no awards have been made under the 1999 Plan. Since awards will be authorized by the Committee in its sole discretion, it is not possible to determine the benefits or amounts that will be received by any particular employee or group of employees in the future. Stock options have been awarded during Fiscal Year 1998 under the Prior Plan. Information about these stock options awarded to the executive officers named in the Summary Compensation Table appears at page 15 of this Proxy Statement under the heading "Option Grants in Last Fiscal Year."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE HEALTH MANAGEMENT SYSTEMS, INC. 1999 LONG-TERM INCENTIVE STOCK PLAN.

3.  RATIFICATION OF THE SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected, subject to ratification by the shareholders, KPMG LLP, independent certified public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for 1999. KPMG LLP has audited the Company's financial statements since 1981.

     The Company expects representatives of KPMG LLP to attend the Meeting, to be available to respond to appropriate questions from shareholders, and to have the opportunity to make a statement if so desired.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1999.

                             ADDITIONAL INFORMATION

STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of January 19, 1999 by (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group. Except as otherwise noted, the named shareholder had sole voting and investment power with respect to such securities.

NAME                                                           AMOUNT     PERCENTAGE
----                                                          ---------   ----------
American Express Financial Advisors.........................  1,250,000        7%
  IDS Tower 10
  Minneapolis, MN 55440
The Kaufman Fund............................................  1,000,000        6%
  140 East 45 Street
  New York, NY 10017
Paul J. Kerz(a).............................................  1,079,317        6%
Robert V. Nagelhout(b)......................................    273,785        2%
Donald J. Staffa(c).........................................    183,372        1%
Thomas J. Kazamek(d)........................................    210,762        1%
Lewis D. Levetown(e)........................................     10,738        *
Randolph G. Brown(f)........................................        375        *
William W. Neal(g)..........................................     56,921        *
Galen D. Powers(h)..........................................     14,435        *
Ellen A. Rudnick(i).........................................      3,125        *
Richard H. Stowe(j).........................................     60,864        *
All executive officers and directors as a group (ten
  persons)(k)...............................................  1,929,194       11%

---------------
 *  denotes percentage of ownership is less than 1%

(a) Includes (i) 84,828 shares of Common Stock owned by members of the family of Mr. Kerz or trusts for the benefit of such family members, as to which Mr. Kerz disclaims beneficial ownership, and (ii) outstanding options to purchase 299,019 shares of Common Stock that are currently exercisable or will become exercisable before April 15, 1999.

(b) Includes (i) 6,000 shares of Common Stock held in trusts for the benefit of family members, as to which Mr. Nagelhout disclaims beneficial ownership, and (ii) outstanding options to purchase 64,916 shares of Common Stock that are currently exercisable or will become exercisable before April 15, 1999.

(c) Includes outstanding options to purchase 130,655 shares of Common Stock that are currently exercisable or will become exercisable before April 15, 1999.

(d) Includes outstanding options to purchase 78,713 shares of Common Stock that are currently exercisable or will become exercisable before April 15, 1999.

(e) Includes outstanding options to purchase 3,000 shares of Common Stock that are currently exercisable or will become exercisable before April 15, 1999.

(f) Includes outstanding options to purchase 375 shares of Common Stock that are currently exercisable or will become exercisable before April 15, 1999.

(g) Includes 20,000 shares of Common Stock owned by members of the family of Mr. Neal, as to which Mr. Neal disclaims beneficial ownership. Also includes outstanding options to purchase 4,500 shares of Common Stock that are currently exercisable or will become exercisable before April 15, 1999.

(h) Includes 237 shares of Common Stock owned by members of the family of Mr. Powers, as to which Mr. Powers disclaims beneficial ownership. Also includes outstanding options to purchase 14,198 shares of Common Stock that are currently exercisable or will become exercisable before April 15, 1999.

(i) Includes outstanding options to purchase 1,125 shares of Common Stock that are currently exercisable or will become exercisable before April 15, 1999.

(j) Includes outstanding options to purchase 4,500 shares of Common Stock that are currently exercisable or will become exercisable before April 15, 1999.

(k) Includes outstanding options to purchase 603,813 shares of Common Stock that are currently exercisable or will become exercisable before April 15, 1999.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for the Fiscal Years ended October 31, 1998, 1997, and 1996 awarded to or earned by the Chief Executive Officer and by each of the other four most highly compensated executive officers of the Company.

                                                                                        LONG-TERM
                                                         ANNUAL COMPENSATION          COMPENSATION
                                                   -------------------------------    -------------
                                         FISCAL                                       STOCK OPTIONS
NAME AND PRINCIPAL POSITION              YEARS      SALARY      BONUS     OTHER(a)     AWARDED(b)
---------------------------              ------    --------    -------    --------    -------------
Paul J. Kerz...........................   1998     $364,000    $75,000    $ 6,867              0
Chairman, President and                   1997      380,667          0     11,029              0
Chief Executive Officer                   1996      414,000     65,500     14,943              0

Robert V. Nagelhout....................   1998      312,000     65,000      4,911         86,170
Executive Vice President and              1997      185,000     75,000      1,997         32,580
Chief Operating Officer                   1996      185,000     50,000      2,538              0

Donald J. Staffa.......................   1998      228,000     50,000      5,187              0
Senior Vice President                     1997      241,333          0     12,211         32,250
                                          1996      268,000     56,500     14,852              0

Thomas J. Kazamek......................   1998      225,000     50,000      4,367         20,000
Senior Vice President                     1997      180,000     60,000      4,367        126,213
                                          1996      165,000     45,000      2,268              0

Lewis D. Levetown......................   1998      165,000     14,000      7,112          4,000
Vice President                            1997      175,000          0     11,799         15,386
                                          1996      195,000     25,000     14,344              0

---------------
(a) Includes matching contributions under the Company's 401(k) and Profit Sharing Plans.

(b) On November 13, 1998, Messrs. Kerz, Nagelhout, Staffa, Kazamek, and Levetown were granted 95,000, 80,000, 35,000, 75,000, and 20,000 options, respectively, to purchase Common Stock at an exercise price of $6.44 per share.

STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

     The following table sets forth selected option grant information for the Fiscal Year ended October 31, 1998 with respect to options awarded to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

                      OPTION GRANTS IN LAST FISCAL YEAR(a)

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES
                                                                                               OF STOCK PRICE
                                       NUMBER     % OF TOTAL                                    APPRECIATION
                             TYPE OF     OF        OPTIONS      EXERCISE                      FOR OPTION TERM
                             OPTION    OPTIONS    GRANTED TO    PRICE PER   EXPIRATION   --------------------------
NAME                         GRANTED   GRANTED   EMPLOYEES(b)     SHARE        DATE         5%(c)         10%(c)
----                         -------   -------   ------------   ---------   ----------   -----------    -----------
Paul J. Kerz...............     --          0        n/a          $ n/a           n/a     $      0       $      0
Robert V. Nagelhout........    ISO     53,110         10%          6.32      11/24/07      211,092        534,948
                                NQ     33,060          6%          6.32      11/24/07      131,401        332,995
Donald J. Staffa...........     --          0        n/a            n/a           n/a            0              0
Thomas J. Kazamek..........    ISO     20,000          4%          6.32      11/24/07       79,492        201,449
Lewis D. Levetown..........    ISO      4,000          1%          6.32      11/24/07       15,898         40,290

---------------
(a) On November 13, 1998, Messrs. Kerz, Nagelhout, Staffa, Kazamek, and Levetown were granted 95,000, 80,000, 35,000, 75,000, and 20,000 options, respectively, to purchase Common Stock at an exercise price of $6.44 per share.

(b) Represents individual option grant as a percentage of total options issued in Fiscal Year 1998.

(c) The hypothetical potential appreciation shown in these columns reflects the required calculations at compounded annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future price appreciation of the Common Stock.

     The following table sets forth selected stock option exercise information as of October 31, 1998 and for the Fiscal Year then ended relating to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

  STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END STOCK OPTION
                                     VALUES

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED              OPTIONS AT
                                   SHARES                 OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(a)
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
Paul J. Kerz...................         0            0      289,519             0         $33,825        $     0
Robert V. Nagelhout............         0            0       35,373        64,627          30,139         43,946
Donald J. Staffa...............         0            0      130,655         6,530          15,120              0
Thomas J. Kazamek..............         0            0       41,213        90,000          43,959         94,200
Lewis D. Levetown..............    13,949       67,988            0         3,000               0          2,040

---------------
(a) Value of unexercised "in-the-money" options is determined by multiplying the number of shares subject to such options by the difference between the exercise price per share and $7.00, the average of the high and low price per share of the Common Stock on the Nasdaq-Amex National Market System on October 30, 1998.

     The following table sets forth selected information regarding the Company's Employee Stock Purchase Plan as of October 31, 1998.

                                                                 EMPLOYEE STOCK PURCHASE PLAN
                                                              -----------------------------------
                                                              NUMBER OF SHARES    VALUE OF SHARES
NAME OF INDIVIDUAL OR GROUP                                     PURCHASED(a)       PURCHASED(b)
---------------------------                                   ----------------    ---------------
Paul J. Kerz(c).............................................            0           $         0
Robert V. Nagelhout.........................................        6,835               (10,278)
Donald J. Staffa............................................        7,682                (9,953)
Thomas J. Kazamek...........................................        3,176                (6,406)
Lewis D. Levetown...........................................        7,682                (9,953)
All current executive officers as a group...................       25,375               (36,589)
All employees, other than executive officers, as a group....      610,065           $(1,081,638)

---------------
(a) Represents the cumulative number of shares of Common Stock purchased by employee.

(b) Calculated as the difference between the purchase price per share paid by employees and $7.00, the closing price of the Common Stock on the Nasdaq-Amex National Market System on October 30, 1998, multiplied by the cumulative number of shares purchased by the employees. Amounts in parentheses indicate the market value at October 30, 1998 exceeded the purchase price.

(c) Mr. Kerz is not eligible to participate in this plan because his beneficial ownership of the outstanding Common Stock exceeds 5%.

PROFIT SHARING PLAN

     The Company had maintained a discretionary Profit Sharing Plan since 1974 in which all of its employees were eligible to participate after one year of service. Contributions by the Company to the plan were discretionary in the judgment of the Board of Directors.

     Effective October 31, 1997, the Company terminated its profit sharing plan, including the 401(k) plan discussed below. A replacement, but identical, 401(k) plan was established as of November 1, 1997. In December 1998, the Company, upon receipt of approval from the Internal Revenue Service, made an initial distribution of the assets of the terminated profit sharing plan. The Company intends to distribute the balance of the plan's assets in March 1999.

401(K) PLAN

     As of January 1, 1992, the Company adopted an Employee Savings Plan under
Section 401(k) of the Code which permits an employee to contribute to that plan a portion of such employee's compensation, subject to certain limitations. In its discretion, the Company may make an annual contribution to the plan for the benefit of participating employees. For the Fiscal Years ended October 31, 1998, 1997, and 1996, 401(k) Plan expense was $959,000, $804,000, and $611,000, respectively. For the Fiscal Year ended October 31, 1998, $3,360 was contributed on behalf of Mr. Kerz, $1,680 was contributed on behalf of Mr. Staffa, and $3,605 was contributed on behalf of Mr. Levetown.

     Mr. Nagelhout and Mr. Kazamek participate under the 401(k) plan of the Company's HCm subsidiary, which is valued at the end of each calendar year. For the calendar year ending December 31, 1997, $4,911 and $4,367 was contributed on behalf of Mr. Nagelhout and Mr. Kazamek, respectively.

STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

     Effective May 31, 1989, the Company adopted the Health Management Systems, Inc. Stock Option and Restricted Stock Purchase Plan under which: (a) options can be granted to purchase shares of Common Stock at an exercise price equal to (incentive stock options) or less than (non-qualified stock options) the estimated fair market value of the Company's Common Stock, or (b) rights can be granted in the form of an award to purchase shares of Common Stock at a price equal to, more than, or less than the estimated fair market value of the Common Stock. Subsequent amendments to the Prior Plan, which have been approved by shareholders, have increased the number of shares available to be issued under the Prior Plan to 6,750,000 shares. The Prior Plan expires in May 1999.

     The stock options become exercisable and expire at various dates through November 2008. As of October 31, 1998, no stock appreciation rights or stock purchase awards had been granted. On November 13, 1998, the Company awarded 1,655,850 stock options to its employees (including the options granted to Messrs. Kerz, Nagelhout, Staffa, Kazamek, and Levetown discussed in footnote (a) to the table entitled "Option Grants in Last Fiscal Year" above). Of the total options, 1,418,500 options are subject to a performance-based accelerated vesting schedule and 237,350 options vest over three years. The performance-based options are subject to accelerated vesting of all or a portion of the total options upon realization of certain annual performance measures. All options whose vesting has not otherwise been accelerated pursuant to the foregoing will vest on October 31, 2003, subject only to the continued employment in good standing by the Company of the optionee.

EMPLOYEE STOCK PURCHASE PLAN

     On May 28, 1993, the Board of Directors adopted the Health Management Systems, Inc. Employee Stock Purchase Plan (the "ESPP"), which was subsequently approved by the shareholders at the Annual Meeting of Shareholders held on February 28, 1994. The Company has reserved for issuance 1,125,000 shares of Common Stock pursuant to the ESPP, which is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The plan provides that all full-time employees of the Company and its subsidiaries may elect to participate in the ESPP without regard to length of service if their customary employment is a minimum of 20 hours per week.

     For the Fiscal Years ended October 31, 1998, 1997, and 1996, the Company sold 118,531, 95,332, and 163,426 shares of Common Stock pursuant to the ESPP, respectively, for aggregate consideration of $516,000, $709,000, and $2,337,000.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Company's 1995 Non-Employee Director Stock Option Plan (the "NEDP") was adopted by the Board of Directors on November 30, 1994, which action was subsequently approved by shareholders at the Annual Meeting of Shareholders held on March 7, 1995. The purpose of the NEDP is to provide compensation in the form of equity participation in the Company, in consideration of the services provided by directors not employed by the Company. Under the NEDP, a grant of options to purchase 1,500 shares of Common Stock is made to each non-employee director during the fourth fiscal quarter of each Fiscal Year. The exercise price of options issued under the NEDP is the fair market value of the Common Stock on the date of grant. The 1998 option grants were issued on October 30, 1998 with an exercise price of $7.00 per share. Options granted under the NEDP have a term of ten years, with 25% of the options exercisable immediately upon grant and an additional 25% exercisable at the end of each of the three subsequent fiscal years. The NEDP is administered by the Compensation Committee.

EXECUTIVE DEFERRED COMPENSATION PLAN

     As of November 1, 1994, the Company adopted an unfunded Executive Deferred Compensation Plan ("Executive Plan") for a select group of management or other highly compensated employees, defined as employees who receive at least $150,000 in total compensation in a fiscal year. The purpose of the Executive Plan is (i) to provide certain key executive employees of the Company with benefits to replace the benefits to which they would be entitled under the Health Management Systems, Inc. Profit Sharing Plan but for the application of various limitations on contributions including the limitation under Section 401(a)(17) of the Code, and (ii) to provide the ability to replace the benefits previously available under the Company's Profit Sharing and 401(k) Plans that may have been limited because of any other future changes in the Code or other applicable laws. For the Fiscal Years ended October 31, 1998, 1997, and 1996, the Executive Plan expense was $0, $0, and $12,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Richard H. Stowe and William W. Neal, both of whom are non-employee directors of the Company.

     Notwithstanding contrary statements set forth in any of the Company's previous filings under the Securities Act of 1933 (the "Securities Act") or the Exchange Act that might incorporate future filings, including this Proxy Statement, the Compensation Committee report, and the performance graph set forth below shall not be incorporated by reference into such future filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report provides an explanation of the philosophy underlying the Company's executive compensation program and details on how decisions were implemented during Fiscal Year 1998 regarding the compensation paid to the Company's executive officers.

     The Company's mission is to be a significant provider of quality products and services in the markets it serves. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to the shareholders, the Company must compete for, attract, develop, motivate, and retain top quality executive talent at the corporate office and operating business units of the Company during periods of both favorable and unfavorable business conditions.

     The Company's executive compensation program is a critical management tool in achieving this goal. 'Pay for performance' is the underlying philosophy for the Company's executive compensation program. Consistent with this philosophy, the program has been carefully conceived and is independently administered by the Compensation Committee (the "Committee") of the Board of Directors, which is comprised entirely of non-employee directors. The program is designed to link executive pay to corporate performance, including share price, recognizing that there is not always a direct correlation in the short-term between executive performance and share price.

     The program is designed and administered to:

     - reward individual and team achievements that contribute to the attainment of the Company's business goals; and

     - provide a balance of total compensation opportunities, including salary, bonus, and longer-term cash and equity incentives, that are competitive with similarly situated companies and reflective of the Company's performance.

     In seeking to link executive pay to corporate performance, the Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share, and return on shareholders' equity. The Committee may also consider qualitative corporate and individual factors which it believes bear on increasing the long-term value of the Company to its shareholders. These include: (i) the development of competitive advantages; (ii) the ability to deal effectively with the growing complexity of the Company's businesses; (iii) success in developing business strategies, managing costs, and improving the quality of the Company's products and services as well as customer satisfaction; and (iv) the general performance of individual job responsibilities.

     The Company's executive compensation program consists of: (i) a base salary; (ii) an annual bonus; and (iii) a long-term incentive represented by stock options.

COMPENSATION OF EXECUTIVE OFFICERS

     Salary. In determining the amount of compensation to be paid to the executive officers of the Company, the Committee adheres to long established compensation policies of the Company pursuant to which executive compensation is determined. Base salary determinants include the prevailing rate of compensation for positions of like responsibility in the particular geographic area, the level of the executive's compensation in relation to other executives of the Company with the same, more, or less responsibilities, and the tenure of the individual. To ensure both competitiveness and appropriateness of base salaries, the Company retains professional consultants on a periodic basis to update the job classification and pay scale structure pursuant to which individual executives (and the remainder of the Company's employees) are classified and the pay ranges with which their jobs are associated.

     Bonus. Bonuses are intended to reward both overall corporate performance and an individual's participation in attaining such performance. From time to time, bonuses are also awarded to augment base salary when a determination has been made that an executive's salary is not competitive in light of the factors discussed above.

     Stock Options. The longer-term component of the Company's executive compensation program consists of stock options. The options generally permit the option holder to buy the number of shares of the underlying Common Stock (an "option exercise") at a price equal to or greater than the market price of the stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the life of the option. Generally a portion of the options vest over a period of several years and expire no later than ten years after grant. Stock options are granted upon the recommendation of management and approval of the Committee based upon their subjective evaluation of the appropriate amount for the level and amount of responsibility of each executive officer. On November 13, 1998, certain stock options that were awarded to four of the five executive officers are subject to a performance-based vesting schedule. These options are to vest 100 percent on October 31, 2003, subject to accelerated vesting of 10 percent of the total options award to October 31 of the applicable year upon realization of budgeted revenue and operating margin as approved by the Company's Board of Directors: realization by the Company of $105,000,000 in revenue for Fiscal Year 1998 (which goal has been attained) will result in accelerated vesting of 10 percent of the award; realization by the

Company of the revenue budget for each of Fiscal Years 1999, 2000, 2001, and 2002, respectively, will accelerate vesting of additional increments of 10 percent of the award on each of October 31, 1999, 2000, 2001, and 2002, respectively; and realization by the Company of the operating margin budget for each of Fiscal Years 1999, 2000, 2001, and 2002, respectively, will accelerate vesting of additional increments of 10 percent of the award on each of October 31, 1999, 2000, 2001, and 2002, respectively. All options whose vesting has not otherwise been accelerated pursuant to the foregoing will vest on October 31, 2003, subject only to the continued employment in good standing by the Company of the optionee.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Determination of the Company's compensation of Paul J. Kerz, the Company's Chief Executive Officer and founder, takes into account the factors described above as pertinent to the remainder of the Company's executives and employees, while also taking into consideration the proprietary nature of the Company's business and efforts expended in connection with development of the Company's strategy and product development activities. The Committee also took into account (i) Mr. Kerz's strategic contributions to the Company, (ii) Mr. Kerz's participation in the Company's improving financial results, and (iii) the amount of Mr. Kerz's compensation relative to chief executive officers of comparable companies.

OTHER

     Section 162(m) of the Code prohibits the Company from deducting any compensation in excess of $1,000,000 paid to certain of its executive officers, except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives. The Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m), but reserves the right, in appropriate circumstances, to pay amounts which are not deductible.

                                          COMPENSATION COMMITTEE

                                          RICHARD H. STOWE
                                          WILLIAM W. NEAL

SHAREHOLDER RETURN PERFORMANCE GRAPHS

     The graph presented below provides a comparison between the cumulative total shareholder return (assuming the reinvestment of dividends) on the Common Stock since the Company's initial public offering on December 17, 1992 and the Nasdaq-Amex U.S. companies index, the Nasdaq-Amex computer and data processing service companies index, and the Nasdaq-Amex health service companies index, over the same period. The graph assumes the investment of $100 in the Common Stock and each of the indices.

                                   HMSY          Nasdq Comp       Nasdaq HC       Nasdaq Info
1992                              100.00           100.00           100.00           100.00
1993                              141.53           115.10           102.14           107.12
1994                              189.06           115.73           129.75           128.98
1995                              319.79           155.89           133.39           196.81
1996                              352.32           183.96           153.17           228.22
1997                               97.45           242.11           166.17           307.93
1998                              104.95           271.42           130.37           398.22

CERTAIN TRANSACTIONS

LOAN TO PAUL J. KERZ

     During October 1998, the Company's HSA Managed Care Systems, Inc. ("HSA") subsidiary, a Delaware corporation, made two loans to Paul J. Kerz, an officer and director of HSA, who is also the Company's Chairman and Chief Executive Officer. One loan, in the principal amount of $500,000, is secured by a pledge of 162,666 shares of Common Stock owned by Mr. Kerz, while the other loan, in the principal amount of $250,000, is unsecured. Both loans bear interest at the rate of 5.3125% per annum, payable semi-annually commencing April 30, 1999, and are due as to principal and all then accrued but unpaid interest on October 31, 2000. The loans were unanimously approved by the Board of Directors of HSA and the Company as a sole stockholder of HSA, following the recommendation of the Compensation Committee of the Company's Board of Directors that the loans were in the best interest of HSA and the Company, and the unanimous approval of the loans by the independent members of the Company's Board of Directors. As of the date of this Proxy Statement, the entire principal amount of both loans is outstanding.

GUARANTEE OF LOAN TO ROBERT V. NAGELHOUT

     In April 1997, the Company guaranteed a loan by the Chase Manhattan Bank (the "Bank") in the original principal amount of $1,600,000 to Robert V. Nagelhout, the Chief Operating Officer and a director of the Company. Mr. Nagelhout granted the Company a security interest in 500,000 shares of Common Stock as collateral for its guarantee. On June 11, 1998, Mr. Nagelhout repaid the loan in its entirety, and the Bank released the Company's guaranty.

OTHER RELATIONSHIPS

     The Company occasionally transacts business with companies for which members of its Board of Directors serve as executive officers and/or directors. In Fiscal Year 1998, none of these transactions was individually significant or reportable.

LEGAL

     In April and May 1997, five purported class action lawsuits were commenced in the United States District Court for the Southern District of New York against the Company and certain of its present and former officers and directors alleging violations of the Exchange Act in connection with certain allegedly false and misleading statements. These lawsuits, which sought damages in an unspecified amount, were consolidated into a single proceeding captioned In re Health Management Systems, Inc., Securities Litigation (97 CIV-1965 (HB)) and a Consolidated Amended Complaint was filed. Defendants made a motion to dismiss the Consolidated Amended Complaint, which was submitted to the Court on December 18, 1997 following oral argument. On May 27, 1998, the Consolidated Amended Complaint was dismissed by the Court for failure to state a claim under the federal securities laws, with leave for the plaintiffs to replead. On July 17, 1998, a Second Consolidated Amended Complaint was filed in the United States District Court of the Southern District of New York, which reiterates plaintiffs' allegations in their prior Complaint. On September 11, 1998, the Company and the other defendants filed a motion to dismiss the second Complaint. The motion was fully briefed in late November 1998, at which time the motion was submitted to the Court. The Company intends to continue to vigorously defend the lawsuit.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the Meeting other than as set forth herein. If other matters properly come before the Meeting, the persons named as proxies will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Secretary, Health Management Systems, Inc., 401 Park Avenue South, New York, New York 10016, no later than October 9, 1999, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Meeting. Moreover, with regard to any proposal by a shareholder not seeking to have such proposal included in the Proxy Statement but seeking to have such proposal considered at the 2000 Annual Meeting, if such shareholder fails to notify the Company in the manner set forth above of such proposal no later than December 27, 1999, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2000 Annual Meeting notwithstanding that shareholders have not been advised of the proposal in the Proxy Statement for the 2000 Annual Meeting. Any proposals submitted by shareholders must comply in all respects with (i) the rules and regulations of the Securities and Exchange Commission, (ii) the provisions of the Company's Certificate of Incorporation and by-laws, and (iii) New York law.

ANNUAL REPORT

     The Company's 1998 Annual Report on Form 10-K is concurrently being mailed to shareholders. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of KPMG LLP, independent certified public accountants.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          FELICE BLANCO
                                          Secretary

Dated: February 8, 1999

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                                       EXHIBIT A

                        HEALTH MANAGEMENT SYSTEMS, INC.

                      1999 LONG-TERM INCENTIVE STOCK PLAN

                             ARTICLE I -- PURPOSES

     The purposes of the Health Management Systems, Inc. 1999 Long-Term Incentive Stock Plan are to promote the interests of the Corporation and its shareholders by strengthening the Corporation's ability to attract and retain highly competent officers and other employees, and to provide a means to encourage stock ownership and proprietary interest in the Corporation by such persons. The 1999 Long-Term Incentive Stock Plan is intended to provide plan participants with stock-based incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and should be construed to the extent possible as providing for remuneration which is "performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

                           ARTICLE II -- DEFINITIONS

     Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

          a. "AWARD" means, individually or in the aggregate, an award granted to a Participant under the Plan in the form of an Option, a Stock Award, or an SAR, or any combination of the foregoing.

          b. "BOARD" means the Board of Directors of Health Management Systems, Inc.

          c. "COMMITTEE" means the Compensation Committee of the Board of Directors, a subcommittee thereof, or such other committee as may be appointed by the Board of Directors. The Committee shall be comprised of two or more members of the Board of Directors who shall be "non-employee directors" under Rule 16b-3 of the Exchange Act and "outside directors" under Section 162(m) of the Code.

          d. "CORPORATION" means Health Management Systems, Inc., or any entity that is directly or indirectly controlled by Health Management Systems, Inc., and its subsidiaries.

          e. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          f. "FAIR MARKET VALUE" means the fair market value of a Share as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a Share shall equal the average of the highest and the lowest quoted selling price of a Share as reported on the composite tape for the principal national securities exchange on which the Shares are traded on that date, or, in the event that the Shares are not listed for trading on a national securities exchange but are quoted on an automated system, on such automated system, in any such case on the valuation date (or, if there were no sales on the valuation date, the average of the highest and the lowest quoted selling prices as reported on said composite tape or automated system for the most recent day before the valuation date during which a sale occurred).

          g.  "INCENTIVE STOCK OPTION" means a stock option that complies with
     Section 422 of the Code, or any successor law.

          h. "NON-QUALIFIED STOCK OPTION" means a stock option that does not meet the requirements of Section 422 of the Code, or any successor law.

          i. "OPTION" means an option awarded under Article VI to purchase Shares. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Committee in its sole discretion.

          j. "PARTICIPANT" means, (i) with respect to an Incentive Stock Option, any full-time employee of the Corporation, including an officer or director of the Corporation and (ii) with respect to all other Awards which may be granted under the Plan, any individual employed by, or performing services for, the Corporation, including, without limitation, officers and directors of the Corporation.

          k. "PLAN" means this Health Management Systems, Inc. 1999 Long-Term Incentive Stock Plan, as amended and restated from time to time.

          l. "PRIOR PLAN" means the Health Management Systems, Inc. Stock Option and Restricted Stock Purchase Plan, as amended and restated from time to time.

          m.  "SAR" means a stock appreciation right.

          n. "SHARES" means shares of the Corporation's common stock, $.01 par value per share.

          o.  "STOCK AWARD" means an Award made under Article VI in Shares.

          p.  "SUBSTITUTE AWARD" has the meaning set forth in Article V(b).

     The term "CHANGE OF CONTROL" has the meaning set forth in Article X.

                   ARTICLE III -- EFFECTIVE DATE AND DURATION

     The Plan shall become effective upon its approval by the shareholders of the Corporation. Prior to such shareholder approval, the Committee may grant Awards conditioned on shareholder approval. If such shareholder approval is not obtained at or before the first annual meeting of shareholders to occur after the adoption of the Plan by the Board (including any adjournment or adjournments thereof), the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect. In no event shall any Awards be made under the Plan after January 10, 2009, which is the day before the tenth anniversary of the date of the Plan's adoption by the Board.

                          ARTICLE IV -- ADMINISTRATION

     The Committee shall be responsible for administering the Plan, and shall have full power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or appropriate. This power includes, but is not limited to, selecting Award recipients, establishing all Award terms and conditions, adopting procedures and regulations governing Awards, and making all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee shall be final and binding on all persons.

     The Committee may delegate some or all of its power to the Chairman and Chief Executive Officer or other executive officer of the Corporation as the Committee deems appropriate; provided, that (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a "covered employee" within the meaning of Section 162(m) of the Code, or any successor law, or who, in the Committee's judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding and
(ii) the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person.

                         ARTICLE V -- AVAILABLE SHARES

     a. General. Subject to adjustment as provided in Article V(d) of the Plan, the number of Shares that may be issued under the Plan shall not exceed, in the aggregate, 4,751,356 shares, comprised of:

          (i) 1,383,906 shares of Common Stock that remain available for issuance under the Prior Plan as of January 19, 1999; plus

          (ii) 3,367,450 shares of Common Stock subject to any award outstanding under the Prior Plan on such date which thereafter lapses, expires or is otherwise terminated without the issuance of such shares.

     Shares issued under this Plan may be either authorized but unissued shares, treasury shares or any combination thereof. No fractional Shares shall be issued. Cash may be paid in lieu of any fractional Shares in settlement of Awards.

     b. Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of Shares that remain available for issuance, the following shares shall be added back to the limit set forth in Article V(a) above and again be available for Awards:

          (i) The number of Shares tendered to pay the exercise price of an Option or other Award;

          (ii) The number of Shares withheld from any Award to satisfy a Participant's tax withholding obligations or, if applicable, to pay the exercise price of an Option or other Award;

          (iii) The number of Shares subject to an Option or other outstanding Award which are not issued by reason of the expiration, termination, cancellation or forfeiture of such Award; and

          (iv) Any Shares acquired pursuant to the exercise of an Option or other Award which thereafter are repurchased by the Corporation.

     In addition, the number of Shares subject to Awards that are granted in substitution of an option or other award (a "Substitute Award") issued by an entity acquired by (or whose assets are acquired by) the Corporation shall not reduce the number of Shares available under the Plan.

     c. Special Limits. The number of Shares for which Awards may be granted to any person in any fiscal year shall not exceed 150,000.

     d. Adjustments. In the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of any or all of the assets of the Corporation to shareholders, or any other similar change or event, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change or event shall be made with respect to the number and class of securities available under the Plan, the number and class of securities subject to each outstanding Option and the purchase price per security, the terms of each outstanding SAR, and the number and class of securities subject to each outstanding Stock Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options without an increase in the aggregate purchase price. If any such adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an Award, the Corporation shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise price, if any, of such Award.

                              ARTICLE VI -- AWARDS

     a. General. The Committee shall determine the type or types of Award(s) to be made to each Participant. Awards may be granted singly, in combination or in tandem. In the sole discretion of the Committee, Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other compensation plan of the Corporation including a plan of any entity acquired by (or whose assets are acquired by) the Corporation. The Committee shall have full authority to determine and specify in the applicable agreement reflecting an Award the effect, if any, that a Participant's termination of employment for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an Award. With respect to the foregoing, the terms and conditions of an Incentive Stock Option may (but need not) include any of the following provisions:

          (i) In the event the full-time employment of a Participant is terminated by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation for any reason other than "for cause," as determined by the Board, the unexercised portion of any Incentive Stock Option held by such Participant at that time may only be exercised within three months after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such Incentive Stock Option as of the date on which he ceased to be so employed.

          (ii) In the event the full-time employment of a Participant is terminated by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation "for cause," as determined by the Board, or if such employment is terminated voluntarily by the Participant, the unexercised portion of any Incentive Stock Option held by such Participant shall terminate immediately effective the date the Participant ceased to be so employed.

          (iii) In the event a Participant shall cease to be employed by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation on a full time basis by reason of his "disability" (within the meaning of Section 422 of the Code or any successor law) or on account of death or retirement, the unexercised portion of any Incentive Stock Option held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be so employed (or for such shorter exercise periods that may apply for purposes of Section 422 of the Code, or any successor law), and only to the extent that the Participant could have otherwise exercised such Incentive Stock Option as of the date on which the Participant ceased to be so employed.

     b. Types of Awards. The types of Awards that may be granted under the Plan are:

          (i) Options. An Option shall represent the right to purchase a specified number of Shares during a specified period up to ten years as determined by the Committee. The purchase price per Share for each Option shall not be less than 100% (110% in the case of an Incentive Stock Option granted to an optionee ("10% Stockholder") who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or its parent (as defined in Section 424(e) of the Code, or any successor law) or its subsidiaries) of the Fair Market Value on the date of grant; provided, that a Substitute Award may be granted with a purchase price per Share that is intended to preserve the economic value of the award which the Substitute Award replaced. The term of each Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years (five years, in the case of an Incentive Stock Option granted to a 10% Stockholder) after the date on which the Option is granted. If an Option is granted retroactively in substitution for an SAR, the Fair Market Value in the Award agreement may be the Fair Market Value on the grant date of the SAR. An Option may be in the form of an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Committee. The Shares covered by an Option may be purchased, in accordance with the applicable Award agreement, by cash payment or such other method permitted by the Committee, including (i) tendering Shares valued at the Fair Market Value at the date of exercise;
     (ii) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of an Option, and assigning the delivery to the Corporation of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (iii) any combination of the above. In the case of an Incentive Stock Option, the aggregate Fair Market Value of Shares (determined at the time of grant of the Option) with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all such plans of optionee's employer corporation and its parent and subsidiaries (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law)) shall not exceed $100,000.

          (ii) SARs. An SAR shall represent a right to receive a payment, in cash, Shares or a combination, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the grant date of the SAR as set forth in the Award agreement, except that if an SAR is granted retroactively in substitution for an Option, the designated Fair Market Value in the Award agreement may be the Fair Market Value on the grant date of the Option. An SAR may be granted alone or in addition to other Awards, or in tandem with an Option. An SAR granted in tandem with an Option may be granted either at the same time as such Option or subsequent thereto. If granted in tandem with an Option, an SAR shall cover the same number of Shares as covered by the Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Option shall be exercisable, and shall have the same term and exercise price as the related Option (which, in the case of an SAR granted after the grant of the related Option, may be less than the Fair Market Value per Share on the date of grant of the tandem SAR). Upon exercise of an SAR granted in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of Shares covered by such exercise; conversely, if the related Option is exercised as to some or all of the Shares covered by the tandem grant, the tandem SAR shall be canceled automatically to the extent of the number of Shares covered by the Option exercise.

          (iii) Stock Awards. A Stock Award shall represent an Award made in or valued in whole or in part by reference to Shares, such as performance or phantom shares or units. Stock Awards may be payable in whole or in part in Shares. All or part of any Stock Award may be subject to conditions and restrictions established by the Committee, and set forth in the Award agreement or other plan or document, which may include, but are not limited to, continuous service with the Corporation, and/or the achievement of one or more performance goals. The performance criteria that may be used by the Committee in granting Stock Awards contingent on performance goals shall consist of total shareholder return, net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios, including return on invested capital, return on equity and return on investment, cash flows, market share or cost reduction goals. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on Corporation or business unit performance, or based on comparative performance with other companies.

               ARTICLE VII -- DIVIDENDS AND DIVIDEND EQUIVALENTS

     The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant's Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents.

                 ARTICLE VIII -- PAYMENTS AND PAYMENT DEFERRALS

     Payment of Awards may be in the form of cash, Shares, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Share equivalents.

                         ARTICLE IX -- TRANSFERABILITY

     a. Unless otherwise specified in an Award agreement, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. The interests of Participants under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of Code or any state's income tax act, or pursuant to an agreement between a Participant and the Corporation, may not be voluntarily sold, transferred, alienated, assigned or encumbered.

     b. Notwithstanding the foregoing, the Committee, in its discretion and subject to such limitations and conditions as the Committee deems appropriate, may (i) amend Awards of Incentive Stock Options to convert the Options granted thereby to Non-Qualified Stock Options, or (ii) grant Non-Qualified Stock Options, in each case on terms which permit the Participant to transfer all or a part of the Option, for estate or tax planning purposes or for donative purposes, and without consideration, to a member of the Participant's immediate family (as defined by the Committee), a trust for the exclusive benefit of such immediate family members, or a partnership, corporation or limited liability company the equity interests of which are owned exclusively by the Participant and/or one or more members of the Participant's family.

                         ARTICLE X -- CHANGE OF CONTROL

     Either in contemplation of or in the event of a Change of Control (as defined below), the Committee may provide for appropriate adjustments (including acceleration of vesting and settlements of or substitutions for Awards either at the time an Award is granted or at a subsequent date).

     A "Change of Control" shall occur when:

          a. a "Person" (which term, when used in this Article X, shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Voting Stock (as defined below) of the Corporation) is or becomes, without the prior consent of a majority of the Continuing Directors of the Corporation (as defined below), the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Voting Stock (as defined below) representing twenty percent or more of the combined voting power of the Corporation's then outstanding securities; or

          b. the shareholders of the Corporation approve a reorganization, merger or consolidation or the Corporation sells, or otherwise disposes of, all or substantially all of the Corporation's property and assets, or the Corporation liquidates or dissolves (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Corporation outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent of the combined voting power of the voting securities of the Corporation or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or

          c. the individuals who are Continuing Directors of the Corporation (as defined below) cease for any reason to constitute at least a majority of the Board of the Corporation.

     The term "Continuing Director" means (i) any member of the Board who is a member of the Board immediately after the 1999 annual meeting of shareholders, or (ii) any person who subsequently becomes a member of the Board whose nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors. The term "Voting Stock" means all capital stock of the Corporation which by its terms may be voted on all matters submitted to shareholders of the Corporation generally.

                         ARTICLE XI -- AWARD AGREEMENTS

     Awards may be evidenced by an agreement that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant's employment terminates, and the Corporation's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award. The Committee need not require the execution of any such agreement by a Participant, in which case acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms of the Award.

                           ARTICLE XII -- AMENDMENTS

     The Board may amend the Plan at any time as it deems necessary or appropriate, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) and Section 422 of the Code, or any successor law; provided, however, that no amendment shall be made without shareholder approval if such amendment would increase the maximum number of Shares available under the Plan (subject to Article V(d)), or effect any change inconsistent with Section 422 of the Code, or any successor law. No amendment may impair the rights of a holder of an outstanding Award without the consent of such holder. The Board may suspend the Plan or discontinue the Plan at any time; provided, that no such action shall adversely affect any outstanding Award.

                    ARTICLE XIII -- MISCELLANEOUS PROVISIONS

     a. Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

     b. Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of New York, without regard to its conflict of laws principles, shall govern in all matters relating to the Plan.

     c. Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

     d. Withholding. The Corporation shall have the right to withhold from any amounts payable under the Plan all federal, state, foreign, city and local taxes as shall be legally required.

     e. Effect on Other Plans or Agreements. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

     f. Foreign Employees. Without amending the Plan, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Corporation or its subsidiaries operates or has employees.

                        HEALTH MANAGEMENT SYSTEMS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints Paul J. Kerz and Felice Blanco, and any one of them, as proxies, to vote all shares of Common Stock of Health Management Systems, Inc. (the "Company") held of record by the undersigned as of January 19, 1999, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at 401 Park Avenue South, New York, New York 10016 on Tuesday, March 9, 1999, at 11:00 A.M. and any adjournments thereof, upon the following matters:


                                      OVER



                              FOLD AND DETACH HERE

                                                                 Please mark
                                                                your vote as [X]
                                                                indicated in
                                                                this example

ELECTION OF DIRECTORS      NOMINEES: Randolph G. Brown, Paul J. Kerz, William W. Neal,   2. Adoption of the Company's 1999 Long-Term
                                     Ellen A. Rudnick, Richard H. Stowe                  Incentive Stock Plan.

    FOR all nominees                   WITHHOLD
  listed to the right                 AUTHORITY
(except as marked to the       to vote for all nominees        --------------------
       contrary)                  listed to the right          FOR, except for the                          FOR    AGAINST   ABSTAIN
                                                               following nominee(s)
         /    /                         /    /                                                              / /      / /       / /


3. Ratification of the selection of KPMG LLP  4. TO TRANSACT such other business as may  THIS PROXY WHEN PROPERLY EXECUTED WILL BE
as the Company's independent certified        properly come before the Meeting or any    VOTED IN THE MANNER DIRECTED BY THE UNDER-
accountants for the Fiscal Year ending        adjournment thereof.                       SIGNED SHAREHOLDER. IF NO DIRECTION IS
October 31, 1999.                                                                        GIVEN, THIS PROXY WILL BE VOTED FOR
                                                                                         PROPOSALS (1), (2) AND (3) ABOVE. IF ANY
FOR    AGAINST   ABSTAIN                                                                 NOMINEE DECLINES OR IS UNABLE TO SERVE AS
                                                                                         A DIRECTOR, THEN THE PERSONS NAMED AS
/ /      / /       / /                                                                   PROXIES SHALL HAVE FULL DISCRETION TO
                                                                                         VOTE FOR ANY OTHER PERSON DESIGNATED BY
                                                                                         THE BOARD OF DIRECTORS.

SIGNATURE----------------------------------SIGNATURE--------------------------------------------------DATE-------------------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                                        FOLD AND DETACH HERE


                                          Annual
                                          Meeting Of
HEALTH MANAGEMENT SYSTEMS, INC.           Shareholders
                                          March 9, 1999, 11:00 am
                                          401 Park Avenue South
                                          New York, New York 10016